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                              [EDISON SCHOOLS LOGO]



FOR IMMEDIATE RELEASE
SEPTEMBER 29, 2003

CONTACT:      CHRIS SCARLATA, CHIEF FINANCIAL OFFICER
              (212) 419-1645

              ADAM TUCKER, VP COMMUNICATIONS
              (212) 419-1602


           Edison Schools Announces Minor Reclassification of FY 2003
            Net Revenues and Expenses. No Impact on Company Earnings.


NEW YORK, NY, SEPTEMBER 29, 2003 -- Edison Schools Inc., the nation's leading public school partner, announced today that it has made a minor reclassification of an equal amount of net revenues and expenses in its previously reported financial results for the fiscal quarter and fiscal year ended June 30, 2003. Such change does not affect previously reported net income for the fiscal quarter ended June 30, 2003 or net loss for the fiscal year ended June 30, 2003. Edison's net revenues for the fiscal year ended June 30, 2003 were $425.6 million and its direct site expenses--company-paid for the same period were $186.2 million. On September 12, 2003, Edison reported that its net revenues for the fiscal year ended June 30, 2003 were $430.8 million and that direct site expenses--company-paid for the same period were $191.4 million. The $5.2 million reduction in net income and direct site expenses resulted from a reclassification of revenues under certain of the Company's summer school contracts. Additionally, the Company made a minor adjustment to stock-based compensation, which decreased from $882,000 to $815,000.

ABOUT EDISON SCHOOLS

Founded in 1992, Edison partners with school districts and charter boards to raise student achievement through its research-based school design, aligned assessment systems, interactive professional development, integrated use of technology and other proven program features. Edison students are achieving annual academic gains well above national norms. Edison Schools now serves more than 132,000 public school students in over 20 states through four different business channels: (1) the management of schools for school districts, (2) charter schools, (3) summer and after-school programs, and (4) achievement management solutions for school systems. The Company operates 130 full-year schools and 200 summer schools.
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Between 1992 and 1995 and in on-going efforts, Edison's team of leading educators and scholars has conducted intensive research to develop its school design and support systems. Edison opened its first four schools in August 1995, and has grown in every subsequent year. For more information, please visit [www.edisonschools.com.]

Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC. The forward-looking statements included in this press release represent Edison's estimates as of September 29, 2003. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to September 29, 2003.